CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Autocallable Market-Linked Step Up Notes Linked to a Basket of 23 Common Equity Securities, due March 28, 2016	662,700	$10.00	$6,627,000	$903.92

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180488

The notes are being issued by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factor” on page TS-7 of this term sheet and “Risk Factors” beginning on page S-8 of product supplement STOCK SUN-2.

The estimated initial value of the notes at the time the terms of the notes were set is less than the public offering price. See “Summary” on the following page, “Risk Factors” on page TS-7 of this term sheet and “Structuring the Notes” on page TS-23 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.00	$6,627,000.00
Underwriting discount	$0.20	$132,540.00
Proceeds, before expenses, to BAC	$9.80	$6,494,460.00

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

March 21, 2013

662,700 Units $10 principal amount per unit CUSIP No. 06053E565	Pricing Date March 20, 2013 Settlement Date April 5, 2013 Maturity Date March 28, 2016

Autocallable Market-Linked Step Up Notes Linked to a Basket of 23 Common Equity Securities ¡ Maturity of approximately three years if not called prior to maturity ¡ The Basket will be comprised of the common equity securities of 23 different companies (the “Basket Stocks”) ¡ Automatic call of the notes per unit at $10 plus the applicable Call Premium ($0.85 on the first Observation Date and $1.70 on the second Observation Date) if the Basket is flat or increases above 100% of the Starting Value on the relevant Observation Date ¡ The Observation Dates will occur approximately one year and two years after the pricing date ¡ If the notes are not called, at maturity: ¡ a return of 29.10% if the Basket is flat or increases up to the Step Up Value ¡ a return equal to the percentage increase in the level of the Basket if the Basket increases above the Step Up Value ¡ 1-to-1 downside exposure to decreases in the level of the Basket, with up to 100% of your principal at risk ¡ All payments are subject to the credit risk of Bank of America Corporation ¡ No periodic interest payments Limited secondary market liquidity, with no exchange listing Enhanced Return

Autocallable Market-Linked Step Up Notes Linked to a Basket of 23 Common Equity Securities, due March 28, 2016

Summary

The Autocallable Market-Linked Step Up Notes Linked to a Basket of 23 Common Equity Securities, due March 28, 2016 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC. The notes will be automatically called at the applicable Call Amount if the Observation Level of the Market Measure, which is an equally weighted basket of 23 Common Equity Securities (the “Basket”), is equal to or greater than the Call Level on the relevant Observation Date. If not called, at maturity, the notes provide you with a Step Up Payment if the Ending Value of the Basket is equal to or greater than its Starting Value, but is not greater than the Step Up Value. If the Ending Value is greater than the Step Up Value, you will participate on a 1-for-1 basis in the increase in the level of the Basket above the Starting Value. If the Ending Value is less than the Starting Value, you will lose all or a portion of the principal amount of your notes. The amounts that we will pay on the notes will be based on the performance of the Basket and calculated based on the $10 per unit Original Offering Price. See “Terms of the Notes” below.

Payments on the notes depend on our credit risk and on the performance of the Basket. The economic terms of the notes (including the Step Up Payment) are based on the rate we would pay to borrow funds through the issuance of market-linked notes and the terms of certain related hedging arrangements. The implied borrowing rate for market-linked notes is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. This difference in borrowing rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the estimated initial value of the notes.

Due to these factors, the public offering price you pay to purchase the notes is greater than the estimated initial value of the notes determined immediately at the time the terms of the notes were set. The notes are subject to an automatic call, and the estimated initial value is based on an assumed tenor of the notes. This estimated initial value is $9.67 per unit. For more information about the estimated initial value and the structuring of the notes, see “Structuring the Notes” on page TS-23.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)	Call Settlement Dates:	On or about five business days following the applicable Observation Date, subject to postponement if the related Observation Date is postponed, as described below.
Original Offering Price:	$10.00 per unit	Call Premium:

$0.85 per unit if called on March 31, 2014 (which represents a return of 8.50% over the Original Offering Price) and $1.70 per unit if called on March 27, 2015 (which represents a return of 17.00% over the Original Offering Price).

Term:	Approximately three years	Ending Value:

The value of the Basket on the scheduled calculation day. The calculation day is subject to postponement in the event of Market Disruption Events, as described beginning on page S-22 of product supplement STOCK SUN-2.

Market Measure:	An equally weighted basket of the common equity securities of 23 different companies as described on page TS-11 below (each a “Basket Stock” and collectively, the “Basket Stocks”).	Step Up Value:	129.10 (129.10% of the Starting Value rounded to two decimal places).
Starting Value:	100	Step Up Payment:	$2.91 per unit, which represents a return of 29.10% over the Original Offering Price.
Observation Level:	The value of the Basket on the applicable Observation Date.	Threshold Value:	100 (100% of the Starting Value)
Observation Dates:	March 31, 2014 and March 27, 2015, subject to postponement in the event of Market Disruption Events, as described on page TS-8.	Calculation Day:	The fifth scheduled trading day immediately preceding the maturity date.
Call Level:	100% of the Starting Value	Fees and Charges:	The underwriting discount of $0.20 per unit as listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-23.
Call Amounts (per Unit):	$10.85 if called on March 31, 2014 and $11.70 if called on March 27, 2015.	Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a subsidiary of BAC.

Autocallable Market-Linked Step Up Notes	TS-2

Autocallable Market-Linked Step Up Notes Linked to a Basket of 23 Common Equity Securities, due March 28, 2016

Determining Payment on the Notes

Automatic Call Provision

The notes will be called automatically on an Observation Date if the Observation Level on that Observation Date is equal to or greater than the Call Level. If the notes are called, you will receive $10 per unit plus the applicable Call Premium.

Redemption Amount Determination

If the notes are not automatically called, on the maturity date, you will receive a cash payment per unit determined as follows:

Autocallable Market-Linked Step Up Notes	TS-3

Autocallable Market-Linked Step Up Notes Linked to a Basket of 23 Common Equity Securities, due March 28, 2016

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement STOCK SUN-2 dated March 1, 2013:

http://www.sec.gov/Archives/edgar/data/70858/000119312513088016/d495572d424b5.htm

▪	Series L MTN prospectus supplement dated March 30, 2012 and prospectus dated March 30, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512143855/d323958d424b5.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-866-500-5408. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STOCK SUN-2. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You are willing to receive a return on your investment capped at the applicable Call Premium if the relevant Observation Level is equal to or greater than the Call Level.

▪	You anticipate that the level of the Basket will increase from the Starting Value to the Ending Value.

▪	You are willing to risk a loss of principal and return if the level of the Basket decreases from the Starting Value to the Ending Value.

▪	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

▪	You are willing to forgo dividends or other benefits of owning the Basket Stocks.

▪

You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the implied borrowing rate and fees and charges on the notes.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You want to hold your notes for the full term.

▪	You believe that the level of the Basket will decrease from the Starting Value to the Ending Value.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the Basket Stocks.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Autocallable Market-Linked Step Up Notes	TS-4

Autocallable Market-Linked Step Up Notes Linked to a Basket of 23 Common Equity Securities, due March 28, 2016

Hypothetical Payout Profile and Examples of Payments at Maturity

These hypothetical values would only apply if the notes are not called on any Observation Date, and show a payout profile at maturity.

This graph reflects the returns on the notes, based on the Step Up Payment of $2.91, the Step Up Value of 129.10% of the Starting Value and the Threshold Value of 100% of the Starting Value. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the Basket Stocks, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value and Threshold Value of 100, the Step Up Value of 129.10, the Step Up Payment of $2.91 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value, whether the notes are called on an Observation Date, and whether you hold the notes until maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual levels of the Market Measure, see “The Basket” section below. The Ending Value will not include any income generated by dividends paid on the Basket Stocks, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
60.00		-40.00%	$6.00		-40.00%
70.00		-30.00%	$7.00		-30.00%
80.00		-20.00%	$8.00		-20.00%
90.00		-10.00%	$9.00		-10.00%
94.00		-6.00%	$9.40		-6.00%
97.00		-3.00%	$9.70		-3.00%
100.00	(1)	0.00%	$12.91	(2)	29.10%
103.00		3.00%	$12.91		29.10%
106.00		6.00%	$12.91		29.10%
110.00		10.00%	$12.91		29.10%
120.00		20.00%	$12.91		29.10%
129.10	(3)	29.10%	$12.91		29.10%
130.00		30.00%	$13.00		30.00%
140.00		40.00%	$14.00		40.00%
150.00		50.00%	$15.00		50.00%
160.00		60.00%	$16.00		60.00%

(1)	The Starting Value and Threshold Value were set to 100 on the pricing date.

(2)	This amount represents the sum of the Original Offering Price and the Step Up Payment of $2.91.

(3)	This is the Step Up Value.

Autocallable Market-Linked Step Up Notes	TS-5

Autocallable Market-Linked Step Up Notes Linked to a Basket of 23 Common Equity Securities, due March 28, 2016

Redemption Amount Calculation Examples

Example 1

The Ending Value is 80, or 80% of the Starting Value:

Starting Value:	100.00
Threshold Value:	100.00

$10 –	[	$10 ×	100 – 80	]	= $8.00	Redemption Amount per unit
100

Example 2

The Ending Value is 104, or 104% of the Starting Value:

Starting Value:	100.00
Step Up Value:	129.10
Ending Value:	104.00

$10 +	$2.91	= $12.91	Redemption Amount per unit, the Original Offering Price plus the Step Up Payment, since the Ending Value is equal to or greater than the Starting Value, but less than the Step Up Value.

Example 3

The Ending Value is 150, or 150% of the Starting Value:

Starting Value:	100
Step Up Value:	123
Ending Value:	150

$10 –	[	$10 ×	150 – 100	]	= $15.00	Redemption Amount per unit
100

Autocallable Market-Linked Step Up Notes	TS-6

Autocallable Market-Linked Step Up Notes Linked to a Basket of 23 Common Equity Securities, due March 28, 2016

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-8 of product supplement STOCK SUN-2, page S-5 of the MTN prospectus supplement, and page 8 of the prospectus identified above under “Summary.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪

The public offering price you pay for the notes exceeds their estimated initial value. The estimated initial value of the notes is an estimate only, calculated to reflect the costs and charges included in the notes and the implied borrowing rate at the time the terms of the notes were set, and is provided for informational purposes only. The estimated initial value does not represent a minimum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.

▪

A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than their estimated initial value. This is due to, among other things, changes in the level of the Basket, the implied borrowing rate we pay to issue market-linked notes, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-23. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪

Our business activities as a full service financial institution, including our commercial and investment banking activities, our hedging and trading activities (including trades in shares of the Basket Stocks) and any hedging and trading activities we engage in for our clients’ accounts, may affect the market value of the notes and their return and may create conflicts of interest with you.

▪	Changes in the prices of the Basket Stocks may offset each other.

▪	You will have no rights of a holder of the Basket Stocks, and you will not be entitled to receive shares of the Basket Stocks or dividends or other distributions by the issuers of the Basket Stocks.

▪

While we or our affiliates may from time to time own shares of the Basket Stocks, we do not control any company included in the Basket, and are not responsible for any disclosure made by any other company.

▪

The Redemption Amount will not be adjusted for all corporate events that could affect a Basket Stock. See “Description of the Notes — Anti-Dilution Adjustments” beginning on page S-21 of product supplement STOCK SUN-2.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page S-33 of product supplement STOCK SUN-2.

Additional Risk Factor

If the notes are called, your return will be limited to the applicable Call Premium. If the Observation Level of the Basket on an Observation Date is equal to or greater than the Call Level, we will automatically call the notes. If the notes are automatically called, the amount payable on the notes will be the applicable Call Amount, regardless of the extent of the increase in the level of the Basket.

Autocallable Market-Linked Step Up Notes	TS-7

Autocallable Market-Linked Step Up Notes Linked to a Basket of 23 Common Equity Securities, due March 28, 2016

Additional Terms of the Notes

If a Market Disruption Event occurs on an Observation Date, or if a scheduled Observation Date is not a trading day for any Basket Stock, the calculation agent will establish the Closing Market Price of that Basket Stock, and thus the Observation Level, based on the Closing Market Price of that Basket Stock on the first trading day following the scheduled Observation Date on which no Market Disruption Event occurs with respect to that Basket Stock. However, the Closing Market Price of that Basket Stock will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on a date no later than the tenth scheduled trading day after the originally scheduled Observation Date, regardless of the occurrence of a Market Disruption Event on that scheduled trading day. If an Observation Date is postponed, the relevant Call Settlement Date, if applicable, will be on or about the fifth business day following the Observation Date as postponed. For a Basket Stock that is not affected by a Market Disruption Event on the applicable Observation Date, the Closing Market Price of that Basket Stock will be its Closing Market Price on the applicable Observation Date.

Autocallable Market-Linked Step Up Notes	TS-8

Autocallable Market-Linked Step Up Notes Linked to a Basket of 23 Common Equity Securities, due March 28, 2016

The Basket

The Basket is designed to allow investors to participate in the percentage changes of the Basket from the Starting Value to the Ending Value. The Basket Stocks are described in the section “The Basket Stocks” below. Each Basket Stock was assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of the Notes — Basket Market Measures” on page S-27 of product supplement STOCK-SUN-2.

On the pricing date, for each Basket Stock, the Initial Component Weight, the Closing Market Price, the Component Ratio and the initial contribution to the Basket value is as follows:

Basket Stock	Ticker	Initial Component Weight	Closing Market Price(1)	Component Ratio(2)	Initial Basket Value Contribution
Abbott Laboratories	ABT	4.3478%	33.81	0.12859586	4.3478
AbbVie Inc.	ABBV	4.3478%	39.06	0.11131147	4.3478
Actavis, Inc.	ACT	4.3478%	89.86	0.04838444	4.3478
Amazon.com, Inc.	AMZN	4.3478%	257.23	0.01690248	4.3478
Apple Inc.	AAPL	4.3478%	452.08	0.00961738	4.3478
Celgene Corporation	CELG	4.3478%	112.32	0.03870928	4.3478
Colgate-Palmolive Company	CL	4.3478%	114.60	0.03793915	4.3478
Eastman Chemical Company	EMN	4.3478%	73.18	0.05941276	4.3478
Eli Lilly and Company	LLY	4.3478%	55.30	0.07862253	4.3478
Exxon Mobil Corporation	XOM	4.3478%	88.63	0.04905592	4.3478
Intel Corporation	INTC	4.3478%	21.17	0.20537676	4.3478
International Business Machines Corporation	IBM	4.3478%	215.06	0.02021681	4.3478
Johnson & Johnson	JNJ	4.3478%	79.45	0.05472405	4.3478
Marathon Oil Corporation	MRO	4.3478%	34.60	0.12565971	4.3478
Merck & Co., Inc.	MRK	4.3478%	44.12	0.09854547	4.3478
National Oilwell Varco, Inc.	NOV	4.3478%	68.74	0.06325031	4.3478
Novo Nordisk A/S	NVO	4.3478%	166.75	0.02607392	4.3478
Philip Morris International Inc.	PM	4.3478%	91.42	0.04755881	4.3478
QUALCOMM Incorporated	QCOM	4.3478%	65.73	0.06614675	4.3478
Starbucks Corporation	SBUX	4.3478%	57.43	0.07570653	4.3478
The Coca-Cola Company	KO	4.3478%	39.87	0.10905006	4.3478
The Hershey Company	HSY	4.3478%	85.92	0.05060319	4.3478
The Procter & Gamble Company	PG	4.3478%	77.58	0.05604313	4.3478

				Starting Value	100.00

(1)	These were the Closing Market Prices of the Basket Stocks on the pricing date.

(2)

Each Component Ratio equals the Initial Component Weight of the relevant Basket Stock (as a percentage) multiplied by 100, and then divided by the Closing Market Price of that Basket Stock on the pricing date and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket by summing the products of the Closing Market Price for each Basket Stock (multiplied by its Price Multiplier) on the calculation day and the Component Ratio applicable to that Basket Stock. The Price Multiplier for each Basket Stock will initially be 1, and is subject to adjustment as described in the product supplement. If a Market Disruption Event occurs as to any Basket Stock on the scheduled calculation day, the Closing Market Price of that Basket Stock will be determined as more fully described in the section entitled “Description of the Notes — Ending Value” beginning on page S-20 of product supplement STOCK SUN-2.

Autocallable Market-Linked Step Up Notes	TS-9

Autocallable Market-Linked Step Up Notes Linked to a Basket of 23 Common Equity Securities, due March 28, 2016

While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical monthly performance of the Basket from March 2008 through February 2013. The graph is based upon actual month-end historical levels of the Basket Stocks, hypothetical Component Ratios determined as of March 31, 2008, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

The shares of AbbVie Inc. were not publicly traded prior to December 10, 2012. As a result, instead of the securities of this Basket Stock, the Basket values represented by the following graph from March 31, 2008 to December 10, 2012 include a fixed Initial Basket Value Contribution of 4.3478.

Autocallable Market-Linked Step Up Notes	TS-10

Autocallable Market-Linked Step Up Notes Linked to a Basket of 23 Common Equity Securities, due March 28, 2016

The Basket Stocks

We have derived the following information about the Underlying Companies from publicly available documents that they have published. We have not independently verified the following information.

Because each Basket Stock is registered under the Securities Exchange Act of 1934, the Underlying Companies are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Companies can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s web site at http://www.sec.gov by reference to the applicable CIK number set forth below.

This term sheet relates only to the notes and does not relate to any securities of the Underlying Companies. Neither we nor any of our affiliates have participated or will participate in the preparation of the Underlying Companies’ publicly available documents. Neither we nor any of our affiliates have made any due diligence inquiry with respect to the Underlying Companies in connection with the offering of the notes. Neither we nor any of our affiliates make any representation that the publicly available documents or any other publicly available information regarding the Underlying Companies are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Basket Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Companies could affect the value of the Basket Stocks and therefore could affect your return on the notes. The selection of the Basket Stocks is not a recommendation to buy or sell shares of the Basket Stocks.

The tables set forth below shows the quarterly high and low Closing Market Prices of the shares of the Basket Stocks on their primary exchange from the first quarter of 2008 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Abbot Laboratories

Abbott Laboratories discovers, develops, manufactures, and sells a broad and diversified line of health care products and services. The company’s products include pharmaceuticals, nutritional, diagnostics, and vascular products. Abbott markets its products worldwide through affiliates and distributors. This Basket Stock trades on the New York Stock Exchange (the “NYSE”) under the symbol “ABT”. The company’s CIK number is 001800.

		High ($)	Low ($)
2008	First Quarter	28.95	24.21
	Second Quarter	26.96	24.13
	Third Quarter	28.62	25.93
	Fourth Quarter	28.18	23.66

2009	First Quarter	27.39	21.28
	Second Quarter	22.98	19.87
	Third Quarter	23.67	20.88
	Fourth Quarter	26.10	23.29

2010	First Quarter	26.91	25.12
	Second Quarter	25.39	21.94
	Third Quarter	25.12	22.23
	Fourth Quarter	25.68	22.24

2011	First Quarter	23.48	21.61
	Second Quarter	25.84	23.62
	Third Quarter	25.62	22.44
	Fourth Quarter	26.95	24.00

2012	First Quarter	29.34	25.91
	Second Quarter	30.85	28.47
	Third Quarter	33.43	30.59
	Fourth Quarter	34.51	30.09

2013	First Quarter (through the pricing date)	35.14	32.05

Autocallable Market-Linked Step Up Notes	TS-11

Autocallable Market-Linked Step Up Notes Linked to a Basket of 23 Common Equity Securities, due March 28, 2016

AbbVie Inc.

AbbVie Inc. researches and develops pharmaceutical products. The company produces pharmaceutical drugs for specialty therapeutic areas such as immunology, chronic kidney disease, hepatitis C, women’s health, oncology, and neuroscience. The company also offers treatments for diseases including multiple sclerosis, Parkinson’s, and Alzheimer’s disease. This Basket Stock trades on the NYSE under the symbol “ABBV”. The company’s CIK number is 1551152.

		High ($)	Low ($)
2012	Fourth Quarter*	35.35	33.00

2013	First Quarter (through the pricing date)	39.06	33.71

* The shares of AbbVie Inc. were not publicly traded prior to December 10, 2012. As a result there is limited trading history for the fourth quarter of 2012 and no trading history prior to that period.

Actavis Inc.

Actavis Inc. is a generic drug manufacturer providing health care to consumers across the United States. This Basket Stock trades on the NYSE under the symbol “ACT”. The company’s CIK number is 884629.

		High ($)	Low ($)
2008	First Quarter	29.34	25.72
	Second Quarter	31.14	26.68
	Third Quarter	30.78	26.97
	Fourth Quarter	28.97	20.76

2009	First Quarter	31.11	23.74
	Second Quarter	33.88	28.84
	Third Quarter	37.00	33.00
	Fourth Quarter	40.12	33.94

2010	First Quarter	42.15	37.69
	Second Quarter	44.94	40.57
	Third Quarter	44.92	39.86
	Fourth Quarter	51.95	43.14

2011	First Quarter	57.38	50.59
	Second Quarter	68.73	56.51
	Third Quarter	72.10	60.04
	Fourth Quarter	70.52	59.65

2012	First Quarter	67.06	55.89
	Second Quarter	76.16	65.85
	Third Quarter	85.16	74.69
	Fourth Quarter	90.85	82.72

2013	First Quarter (through the pricing date)	91.59	83.10

Autocallable Market-Linked Step Up Notes	TS-12

Autocallable Market-Linked Step Up Notes Linked to a Basket of 23 Common Equity Securities, due March 28, 2016

Amazon.com, Inc.

Amazon.com, Inc. is an online retailer that offers a wide range of products. The company’s products include books, music, videotapes, computers, electronics, home and garden, and numerous other products. The company offers personalized shopping services, Web-based credit card payment, and direct shipping to customers. This Basket Stock trades on the Nasdaq Global Select Market (the “NASDAQ”) under the symbol “AMZN”. The company’s CIK number is 1018724.

		High ($)	Low ($)
2008	First Quarter	96.25	62.43
	Second Quarter	84.51	71.99
	Third Quarter	88.09	63.35
	Fourth Quarter	69.58	35.03

2009	First Quarter	75.58	48.44
	Second Quarter	87.56	73.50
	Third Quarter	93.85	75.63
	Fourth Quarter	142.25	88.67

2010	First Quarter	136.55	116.00
	Second Quarter	150.09	108.61
	Third Quarter	160.73	109.14
	Fourth Quarter	184.76	153.03

2011	First Quarter	191.25	160.97
	Second Quarter	206.07	178.34
	Third Quarter	241.69	177.79
	Fourth Quarter	246.71	173.10

2012	First Quarter	205.44	175.93
	Second Quarter	231.90	185.50
	Third Quarter	261.68	215.36
	Fourth Quarter	261.50	220.64

2013	First Quarter (through the pricing date)	283.99	256.42

Apple Inc.

Apple Inc. designs, manufactures, and markets personal computers and related personal computing and mobile communication devices along with a variety of related software, services, peripherals, and networking solutions. The company sells its products worldwide through its online stores, its retail stores, its direct sales force, third-party wholesalers, and resellers. This Basket Stock trades on the NASDAQ under the symbol “AAPL”. The company’s CIK number is 320193.

		High ($)	Low ($)
2008	First Quarter	194.97	119.15
	Second Quarter	189.96	147.14
	Third Quarter	179.69	105.26
	Fourth Quarter	111.04	80.49

2009	First Quarter	109.87	78.20
	Second Quarter	144.67	108.69
	Third Quarter	186.15	135.40
	Fourth Quarter	211.64	180.76

2010	First Quarter	235.83	192.00
	Second Quarter	274.16	235.86
	Third Quarter	292.46	240.16
	Fourth Quarter	325.47	278.64

2011	First Quarter	363.13	326.72
	Second Quarter	353.10	315.32
	Third Quarter	413.45	343.23
	Fourth Quarter	422.24	363.50

2012	First Quarter	617.62	411.23
	Second Quarter	636.23	530.12
	Third Quarter	702.10	574.88
	Fourth Quarter	671.74	508.97

2013	First Quarter (through the pricing date)	549.03	420.05

Autocallable Market-Linked Step Up Notes	TS-13

Autocallable Market-Linked Step Up Notes Linked to a Basket of 23 Common Equity Securities, due March 28, 2016

Celgene Corporation

Celgene Corporation is a global biopharmaceutical company. The company focuses on the discovery, development, and commercialization of therapies designed to treat cancer and immune-inflammatory related diseases. This Basket Stock trades on the NASDAQ under the symbol “CELG”. The company’s CIK number is 816284.

		High ($)	Low ($)
2008	First Quarter	61.82	46.30
	Second Quarter	65.64	56.90
	Third Quarter	77.01	56.00
	Fourth Quarter	65.23	47.25

2009	First Quarter	56.49	39.95
	Second Quarter	48.33	38.01
	Third Quarter	57.79	46.02
	Fourth Quarter	57.32	50.21

2010	First Quarter	65.02	54.77
	Second Quarter	63.40	50.82
	Third Quarter	58.46	49.02
	Fourth Quarter	62.95	55.55

2011	First Quarter	60.02	49.50
	Second Quarter	60.95	55.35
	Third Quarter	65.56	51.85
	Fourth Quarter	68.01	60.22

2012	First Quarter	78.50	67.22
	Second Quarter	80.29	59.45
	Third Quarter	77.27	62.95
	Fourth Quarter	82.08	71.30

2013	First Quarter (through the pricing date)	114.28	81.10

Colgate-Palmolive Company

Colgate-Palmolive Company is a consumer products company that markets its products throughout the world. The company’s products include toothpaste, toothbrushes, shampoos, deodorants, bar and liquid soaps, dishwashing liquid, and laundry products, as well as pet nutrition products for cats and dogs. This Basket Stock trades on the NYSE under the symbol “CL”. The company’s CIK number is 021665.

		High ($)	Low ($)
2008	First Quarter	80.98	73.50
	Second Quarter	78.89	68.21
	Third Quarter	79.99	68.56
	Fourth Quarter	76.76	54.77

2009	First Quarter	69.32	55.05
	Second Quarter	71.76	57.29
	Third Quarter	76.55	71.02
	Fourth Quarter	86.32	75.82

2010	First Quarter	85.46	79.07
	Second Quarter	85.81	76.93
	Third Quarter	84.59	73.84
	Fourth Quarter	81.18	73.75

2011	First Quarter	81.21	75.93
	Second Quarter	89.11	79.90
	Third Quarter	93.96	80.18
	Fourth Quarter	93.92	86.48

2012	First Quarter	97.78	88.25
	Second Quarter	104.10	96.17
	Third Quarter	107.49	102.10
	Fourth Quarter	110.62	103.53

2013	First Quarter (through the pricing date)	115.74	106.08

Autocallable Market-Linked Step Up Notes	TS-14

Autocallable Market-Linked Step Up Notes Linked to a Basket of 23 Common Equity Securities, due March 28, 2016

Eastman Chemical Company

Eastman Chemical Company is an international chemical company which produces chemicals, fibers, and plastics. The company’s operations include coatings, adhesives, specialty polymers, and inks, fibers, performance chemicals and intermediates, performance polymers, and specialty plastics. This Basket Stock trades on the NYSE under the symbol “EMN”. The company’s CIK number is 915389.

		High ($)	Low ($)
2008	First Quarter	33.74	29.00
	Second Quarter	38.76	32.16
	Third Quarter	34.40	26.64
	Fourth Quarter	27.33	13.42

2009	First Quarter	16.84	9.00
	Second Quarter	22.52	14.18
	Third Quarter	27.58	17.61
	Fourth Quarter	30.70	25.11

2010	First Quarter	32.18	28.27
	Second Quarter	35.56	26.68
	Third Quarter	37.00	25.82
	Fourth Quarter	42.04	37.04

2011	First Quarter	49.66	42.68
	Second Quarter	54.08	47.51
	Third Quarter	52.84	33.31
	Fourth Quarter	41.92	34.23

2012	First Quarter	54.96	40.09
	Second Quarter	54.39	43.26
	Third Quarter	58.64	47.47
	Fourth Quarter	68.05	53.65

2013	First Quarter (through the pricing date)	74.78	68.00

Eli Lilly and Company

Eli Lilly and Company discovers, develops, manufactures, and sells pharmaceutical products for humans and animals. The company’s products are sold in countries around the world. The company’s products include neuroscience products, endocrine products, anti-infectives, cardiovascular agents, oncology products, and animal health products. This Basket Stock trades on the NYSE under the symbol “LLY”. The company’s CIK number is 059478.

		High ($)	Low ($)
2008	First Quarter	57.18	47.77
	Second Quarter	53.06	45.61
	Third Quarter	49.25	43.92
	Fourth Quarter	43.69	29.91

2009	First Quarter	40.57	27.47
	Second Quarter	35.95	31.88
	Third Quarter	35.15	32.40
	Fourth Quarter	37.51	32.47

2010	First Quarter	37.41	33.95
	Second Quarter	36.92	32.25
	Third Quarter	37.77	33.12
	Fourth Quarter	38.06	33.66

2011	First Quarter	35.84	33.63
	Second Quarter	39.15	34.99
	Third Quarter	39.32	34.49
	Fourth Quarter	41.75	35.58

2012	First Quarter	41.80	38.49
	Second Quarter	42.91	39.18
	Third Quarter	47.64	41.98
	Fourth Quarter	53.81	45.91

2013	First Quarter (through the pricing date)	55.54	49.51

Autocallable Market-Linked Step Up Notes	TS-15

Autocallable Market-Linked Step Up Notes Linked to a Basket of 23 Common Equity Securities, due March 28, 2016

Exxon Mobil Corporation

Exxon Mobil Corporation operates petroleum and petrochemicals businesses on a worldwide basis. The company’s operations include exploration and production of oil and gas, electric power generation, and coal and minerals operations. The company also manufactures and markets fuels, lubricants, and chemicals. This Basket Stock trades on the NYSE under the symbol “XOM”. The company’s CIK number is 034088.

		High ($)	Low ($)
2008	First Quarter	93.83	81.44
	Second Quarter	94.56	84.91
	Third Quarter	88.35	73.25
	Fourth Quarter	83.14	62.35

2009	First Quarter	81.64	62.22
	Second Quarter	74.05	64.75
	Third Quarter	72.75	65.12
	Fourth Quarter	76.47	66.58

2010	First Quarter	70.30	64.35
	Second Quarter	69.29	57.07
	Third Quarter	62.72	56.57
	Fourth Quarter	73.42	62.19

2011	First Quarter	87.07	74.55
	Second Quarter	88.00	76.78
	Third Quarter	85.22	68.03
	Fourth Quarter	85.28	71.15

2012	First Quarter	87.49	83.53
	Second Quarter	87.07	77.60
	Third Quarter	92.30	83.11
	Fourth Quarter	93.48	85.10

2013	First Quarter (through the pricing date)	91.76	87.70

Intel Corporation

Intel Corporation designs, manufactures, and sells computer components and related products. The company’s major products include microprocessors, chipsets, embedded processors and microcontrollers, flash memory products, graphics products, network and communications products, systems management software, conferencing products, and digital imaging products. This Basket Stock trades on the NASDAQ under the symbol “INTC”. The company’s CIK number is 050863.

		High ($)	Low ($)
2008	First Quarter	25.35	18.61
	Second Quarter	25.00	20.69
	Third Quarter	24.52	17.27
	Fourth Quarter	18.52	12.23

2009	First Quarter	15.82	12.08
	Second Quarter	16.64	15.00
	Third Quarter	20.32	15.94
	Fourth Quarter	20.83	18.50

2010	First Quarter	22.68	19.01
	Second Quarter	24.21	19.45
	Third Quarter	21.78	17.72
	Fourth Quarter	21.91	18.87

2011	First Quarter	22.14	19.82
	Second Quarter	23.87	19.49
	Third Quarter	23.23	19.20
	Fourth Quarter	25.66	20.62

2012	First Quarter	28.19	24.54
	Second Quarter	29.18	25.04
	Third Quarter	26.88	22.51
	Fourth Quarter	22.84	19.36

2013	First Quarter (through the pricing date)	22.68	20.23

Autocallable Market-Linked Step Up Notes	TS-16

Autocallable Market-Linked Step Up Notes Linked to a Basket of 23 Common Equity Securities, due March 28, 2016

International Business Machines Corporation

International Business Machines Corporation (IBM) provides computer solutions through the use of advanced information technology. The company’s solutions include technologies, systems, products, services, software, and financing. The company offers its products through its global sales and distribution organization, as well as through a variety of third party distributors and resellers. This Basket Stock trades on the NYSE under the symbol “IBM”. The company’s CIK number is 051143.

		High ($)	Low ($)
2008	First Quarter	119.06	97.50
	Second Quarter	129.71	114.81
	Third Quarter	130.00	111.47
	Fourth Quarter	110.13	71.74

2009	First Quarter	98.78	81.98
	Second Quarter	109.40	97.61
	Third Quarter	122.11	100.19
	Fourth Quarter	132.57	117.90

2010	First Quarter	134.14	121.88
	Second Quarter	132.68	122.10
	Third Quarter	135.48	121.86
	Fourth Quarter	146.92	135.25

2011	First Quarter	166.05	147.05
	Second Quarter	172.87	162.33
	Third Quarter	185.21	157.54
	Fourth Quarter	194.56	173.29

2012	First Quarter	208.65	179.16
	Second Quarter	209.50	188.54
	Third Quarter	207.45	183.09
	Fourth Quarter	211.00	185.51

2013	First Quarter (through the pricing date)	215.80	192.32

Johnson & Johnson

Johnson & Johnson manufactures health care products and provides related services for the consumer, pharmaceutical, and medical devices and diagnostics markets. The company sells products such as skin and hair care products, acetaminophen products, pharmaceuticals, diagnostic equipment, and surgical equipment in countries located around the world. This Basket Stock trades on the NYSE under the symbol “JNJ”. The company’s CIK number is 200406.

		High ($)	Low ($)
2008	First Quarter	68.31	61.33
	Second Quarter	68.26	63.57
	Third Quarter	72.22	64.64
	Fourth Quarter	67.79	55.33

2009	First Quarter	60.65	46.60
	Second Quarter	56.96	50.65
	Third Quarter	61.79	55.98
	Fourth Quarter	64.96	58.93

2010	First Quarter	65.36	62.37
	Second Quarter	66.03	58.00
	Third Quarter	62.43	57.02
	Fourth Quarter	64.76	61.55

2011	First Quarter	63.35	57.66
	Second Quarter	67.29	59.46
	Third Quarter	67.92	60.20
	Fourth Quarter	66.02	61.27

2012	First Quarter	65.96	64.30
	Second Quarter	67.56	61.78
	Third Quarter	69.53	67.21
	Fourth Quarter	72.52	67.97

2013	First Quarter (through the pricing date)	79.45	70.74

Autocallable Market-Linked Step Up Notes	TS-17

Autocallable Market-Linked Step Up Notes Linked to a Basket of 23 Common Equity Securities, due March 28, 2016

Marathon Oil Corporation

Marathon Oil Corporation is an independent international energy company engaged in exploration and production, oil sands mining and integrated gas. The company’s operations are focused in North America, Africa and Europe. This Basket Stock trades on the NYSE under the symbol “MRO”. The company’s CIK number is 101778.

		High ($)	Low ($)
2008	First Quarter	37.57	27.46
	Second Quarter	33.42	27.27
	Third Quarter	32.04	22.75
	Fourth Quarter	23.56	11.89

2009	First Quarter	18.13	12.70
	Second Quarter	20.28	16.44
	Third Quarter	20.57	17.02
	Fourth Quarter	21.41	18.50

2010	First Quarter	19.94	17.02
	Second Quarter	20.71	18.33
	Third Quarter	21.24	18.34
	Fourth Quarter	22.48	20.08

2011	First Quarter	32.36	22.67
	Second Quarter	32.88	29.78
	Third Quarter	34.07	21.58
	Fourth Quarter	29.34	20.27

2012	First Quarter	35.06	30.47
	Second Quarter	32.23	23.32
	Third Quarter	31.09	24.09
	Fourth Quarter	31.93	29.30

2013	First Quarter (through the pricing date)	35.71	31.59

Merck & Co., Inc.

Merck & Co., Inc. is a global health care company that delivers health solutions through its prescription medicines, vaccines, biologic therapies, animal health, and consumer care products, which it markets directly and through its joint ventures. The company has operations in pharmaceutical, animal health, and consumer care. This Basket Stock trades on the NYSE under the symbol “MRK”. The company’s CIK number is 310158.

		High ($)	Low ($)
2008	First Quarter	60.55	37.95
	Second Quarter	41.71	34.68
	Third Quarter	38.45	30.34
	Fourth Quarter	32.09	23.56

2009	First Quarter	31.00	20.99
	Second Quarter	27.96	22.97
	Third Quarter	32.95	26.45
	Fourth Quarter	38.00	30.67

2010	First Quarter	41.03	36.20
	Second Quarter	37.71	31.82
	Third Quarter	37.34	34.22
	Fourth Quarter	37.42	34.10

2011	First Quarter	37.35	31.08
	Second Quarter	37.58	33.07
	Third Quarter	36.31	29.81
	Fourth Quarter	37.90	31.35

2012	First Quarter	39.26	37.31
	Second Quarter	41.75	37.18
	Third Quarter	45.23	41.21
	Fourth Quarter	47.96	40.64

2013	First Quarter (through the pricing date)	45.04	40.85

Autocallable Market-Linked Step Up Notes	TS-18

Autocallable Market-Linked Step Up Notes Linked to a Basket of 23 Common Equity Securities, due March 28, 2016

National Oilwell Varco Inc.

National Oilwell Varco Inc. is a worldwide provider of equipment and components used in oil and gas drilling and production operations, oilfield services, and supply chain integration services to the upstream oil and gas industry. This Basket Stock trades on the NYSE under the symbol “NOV”. The company’s CIK number is 1021860.

		High ($)	Low ($)
2008	First Quarter	76.81	51.49
	Second Quarter	91.55	60.17
	Third Quarter	90.43	45.61
	Fourth Quarter	47.06	17.86

2009	First Quarter	33.64	22.35
	Second Quarter	40.08	29.27
	Third Quarter	44.38	29.55
	Fourth Quarter	49.82	40.89

2010	First Quarter	47.56	39.92
	Second Quarter	46.45	33.02
	Third Quarter	44.85	33.24
	Fourth Quarter	67.25	43.94

2011	First Quarter	82.26	63.72
	Second Quarter	81.46	65.40
	Third Quarter	83.31	51.22
	Fourth Quarter	75.73	50.23

2012	First Quarter	87.18	70.75
	Second Quarter	80.67	60.00
	Third Quarter	84.83	64.40
	Fourth Quarter	82.03	64.87

2013	First Quarter (through the pricing date)	74.14	66.26

Novo Nordisk A/S

Novo Nordisk A/S develops, produces, and markets pharmaceutical products. The company focuses on diabetes care and offers insulin delivery systems and other diabetes products. The company also works in areas such as haemostatis management, growth disorders, and hormone replacement therapy. The company offers educational and training materials. The company markets worldwide. This Basket Stock is an American Depositary Receipt, and trades on the NYSE under the symbol “NVO”. The company’s CIK number is 353278.

		High ($)	Low ($)
2008	First Quarter	70.68	57.93
	Second Quarter	73.03	61.46
	Third Quarter	66.76	51.08
	Fourth Quarter	57.71	44.02

2009	First Quarter	55.78	43.14
	Second Quarter	55.42	41.97
	Third Quarter	65.67	53.51
	Fourth Quarter	69.33	61.60

2010	First Quarter	79.13	64.35
	Second Quarter	85.32	74.02
	Third Quarter	99.24	81.13
	Fourth Quarter	112.57	90.99

2011	First Quarter	127.96	110.78
	Second Quarter	131.43	117.02
	Third Quarter	127.27	97.31
	Fourth Quarter	115.26	94.58

2012	First Quarter	144.71	115.46
	Second Quarter	151.88	130.75
	Third Quarter	160.83	144.17
	Fourth Quarter	170.11	145.18

2013	First Quarter (through the pricing date)	194.30	165.40

Autocallable Market-Linked Step Up Notes	TS-19

Autocallable Market-Linked Step Up Notes Linked to a Basket of 23 Common Equity Securities, due March 28, 2016

Phillip Morris International Inc.

Philip Morris International Inc., through its subsidiaries, affiliates and their licensees, produces, sells, distributes, and markets a wide range of branded cigarettes and tobacco products in markets outside of the United States of America. The company’s portfolio comprises both international and local brands. This Basket Stock trades on the NYSE under the symbol “PM”. The company’s CIK number is 1413329.

		High ($)	Low ($)
2008	First Quarter	51.75	49.15
	Second Quarter	53.63	48.00
	Third Quarter	55.95	46.80
	Fourth Quarter	50.78	36.63

2009	First Quarter	44.47	32.34
	Second Quarter	44.60	36.09
	Third Quarter	49.40	42.34
	Fourth Quarter	51.55	47.36

2010	First Quarter	52.89	45.51
	Second Quarter	52.95	43.17
	Third Quarter	56.32	46.45
	Fourth Quarter	60.82	55.29

2011	First Quarter	65.70	56.02
	Second Quarter	71.75	64.92
	Third Quarter	72.35	62.38
	Fourth Quarter	79.10	61.76

2012	First Quarter	88.61	73.26
	Second Quarter	90.31	81.91
	Third Quarter	93.38	86.67
	Fourth Quarter	93.74	82.39

2013	First Quarter (through the pricing date)	93.42	85.83

QUALCOMM Incorporated

QUALCOMM Incorporated manufactures digital wireless communications equipment. The company licenses its code division multiple access (CDMA) and orthogonal frequency division multiplexing access intellectual property to other companies, and produces CDMA-based integrated circuits, and produces equipment and software used to track workers and assets, and software for wireless content enablement. This Basket Stock trades on the NASDAQ under the symbol “QCOM”. The company’s CIK number is 804328.

		High ($)	Low ($)
2008	First Quarter	43.79	35.97
	Second Quarter	50.42	41.19
	Third Quarter	56.39	39.88
	Fourth Quarter	42.48	29.21

2009	First Quarter	39.54	32.78
	Second Quarter	46.34	39.36
	Third Quarter	48.45	43.06
	Fourth Quarter	46.86	40.68

2010	First Quarter	49.47	35.56
	Second Quarter	43.29	32.84
	Third Quarter	45.12	31.96
	Fourth Quarter	49.99	43.89

2011	First Quarter	59.58	50.21
	Second Quarter	58.59	52.25
	Third Quarter	59.36	46.40
	Fourth Quarter	57.40	47.65

2012	First Quarter	68.59	55.27
	Second Quarter	68.32	53.55
	Third Quarter	65.08	53.73
	Fourth Quarter	64.35	57.43

2013	First Quarter (through the pricing date)	67.97	63.45

Autocallable Market-Linked Step Up Notes	TS-20

Autocallable Market-Linked Step Up Notes Linked to a Basket of 23 Common Equity Securities, due March 28, 2016

Starbucks Corporation

Starbucks Corporation retails, roasts, and provides its own brand of specialty coffee. The company operates retail locations worldwide and sells whole bean coffees through its sales group, direct response business, supermarkets, and on the Internet. The company also produces and sells bottled coffee drinks and a line of ice creams. This Basket Stock trades on the NASDAQ under the symbol “SBUX”. The company’s CIK number is 829224.

		High ($)	Low ($)
2008	First Quarter	20.45	16.80
	Second Quarter	18.60	15.66
	Third Quarter	16.93	13.58
	Fourth Quarter	14.80	7.17

2009	First Quarter	12.39	8.27
	Second Quarter	15.30	11.17
	Third Quarter	20.76	12.97
	Fourth Quarter	23.80	18.75

2010	First Quarter	25.56	21.70
	Second Quarter	28.12	24.24
	Third Quarter	26.28	22.86
	Fourth Quarter	32.93	25.69

2011	First Quarter	37.97	31.53
	Second Quarter	39.49	34.86
	Third Quarter	41.16	34.05
	Fourth Quarter	46.45	36.20

2012	First Quarter	56.26	45.34
	Second Quarter	61.67	51.27
	Third Quarter	54.20	43.16
	Fourth Quarter	54.58	44.98

2013	First Quarter (through the pricing date)	58.67	53.21

The Coca-Cola Company

The Coca-Cola Company manufactures, markets, and distributes soft drink concentrates and syrups. The company also distributes and markets juice and juice-drink products. The company distributes its products to retailers and wholesalers in the United States and internationally. This Basket Stock trades on the NYSE under the symbol “KO”. The company’s CIK number is 021344.

		High ($)	Low ($)
2008	First Quarter	32.78	28.70
	Second Quarter	30.72	25.92
	Third Quarter	27.71	24.80
	Fourth Quarter	27.08	20.51

2009	First Quarter	22.95	18.93
	Second Quarter	24.88	21.12
	Third Quarter	26.88	24.06
	Fourth Quarter	29.56	26.56

2010	First Quarter	28.57	26.33
	Second Quarter	27.66	25.04
	Third Quarter	29.55	25.02
	Fourth Quarter	32.89	29.44

2011	First Quarter	33.18	30.80
	Second Quarter	34.23	32.47
	Third Quarter	35.62	31.98
	Fourth Quarter	35.08	32.37

2012	First Quarter	37.01	33.50
	Second Quarter	39.10	35.97
	Third Quarter	40.56	37.14
	Fourth Quarter	38.58	35.97

2013	First Quarter (through the pricing date)	39.87	36.84

Autocallable Market-Linked Step Up Notes	TS-21

Autocallable Market-Linked Step Up Notes Linked to a Basket of 23 Common Equity Securities, due March 28, 2016

The Hershey Company

The Hershey Company manufactures chocolate and sugar confectionery products. The company’s principal products include chocolate and sugar confectionery products, gum and mint refreshment products, and pantry items, such as baking ingredients, toppings and beverages. This Basket Stock trades on the NYSE under the symbol “HSY”. The company’s CIK number is 047111.

		High ($)	Low ($)
2008	First Quarter	38.89	34.04
	Second Quarter	40.23	32.48
	Third Quarter	42.73	32.66
	Fourth Quarter	40.00	32.81

2009	First Quarter	37.84	30.75
	Second Quarter	37.45	33.86
	Third Quarter	41.80	36.48
	Fourth Quarter	40.88	35.29

2010	First Quarter	43.52	36.18
	Second Quarter	51.76	43.06
	Third Quarter	51.61	45.49
	Fourth Quarter	51.62	45.89

2011	First Quarter	54.79	46.37
	Second Quarter	57.71	53.92
	Third Quarter	60.00	54.59
	Fourth Quarter	62.00	55.36

2012	First Quarter	61.94	59.49
	Second Quarter	72.03	59.81
	Third Quarter	73.16	70.09
	Fourth Quarter	74.64	68.85

2013	First Quarter (through the pricing date)	85.92	73.51

The Procter & Gamble Company

The Procter & Gamble Company manufactures and markets consumer products in countries throughout the world. The company provides products in the laundry and cleaning, paper, beauty care, food and beverage, and health care segments. The company’s products are sold primarily through mass merchandisers, grocery stores, membership club stores, drug stores, and neighborhood stores. This Basket Stock trades on the NYSE under the symbol “PG”. The company’s CIK number is 080424.

		High ($)	Low ($)
2008	First Quarter	72.60	64.68
	Second Quarter	71.14	60.49
	Third Quarter	73.15	61.98
	Fourth Quarter	71.44	57.37

2009	First Quarter	62.80	44.18
	Second Quarter	54.02	47.25
	Third Quarter	58.16	51.11
	Fourth Quarter	63.19	56.62

2010	First Quarter	64.53	59.84
	Second Quarter	63.94	59.79
	Third Quarter	63.08	59.34
	Fourth Quarter	65.24	59.96

2011	First Quarter	66.70	59.73
	Second Quarter	67.46	61.67
	Third Quarter	64.95	58.51
	Fourth Quarter	66.97	61.00

2012	First Quarter	67.90	62.77
	Second Quarter	67.56	59.27
	Third Quarter	69.76	61.19
	Fourth Quarter	70.76	66.32

2013	First Quarter (through the pricing date)	77.58	68.51

Autocallable Market-Linked Step Up Notes	TS-22

Autocallable Market-Linked Step Up Notes Linked to a Basket of 23 Common Equity Securities, due March 28, 2016

Supplement to the Plan of Distribution; Conflicts of Interest

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. At certain times, this price may be higher than or lower than the estimated initial value of the notes. For a short initial period after the issuance of the notes, at MLPF&S’s discretion, any purchase price paid by MLPF&S in the secondary market may be, in certain circumstances, closer to the amount that you paid for the notes than to their estimated initial value. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at a price that exceeds their estimated initial value.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the level of the Basket. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security and is generally lower by an amount ranging from 0.25% to 0.50% per annum (equivalent to $0.05 to $0.11 per unit) at the time we commence the offering of our market-linked notes. This generally relatively lower implied borrowing rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the estimated initial value of the notes at the time the terms of the notes were set being less than their public offering price.

The amounts that we will pay on the notes will be based on the performance of the Basket and calculated based on the $10 per unit Original Offering Price. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket, the tenor of the note and the tenor of the hedging arrangements. The economic terms of the notes depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by the hedge providers.

The lower implied borrowing rate, the underwriting discount and the hedging-related costs and charges, reduce the economic terms of the notes to you and result in the estimated initial value for the notes (estimated at the time the terms of the notes were set) being less than the public offering price for the notes. For further information, see “Risk Factors — General Risks Relating to the Notes” beginning on page S-8 and “Use of Proceeds” on page S-16 of product supplement STOCK SUN-2.

Autocallable Market-Linked Step Up Notes	TS-23

Autocallable Market-Linked Step Up Notes Linked to a Basket of 23 Common Equity Securities, due March 28, 2016

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

•

You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a callable single financial contract with respect to the Market Measure.

•

Under this characterization and tax treatment of the notes, a U.S. Holder (as defined beginning on page 62 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange, or redemption of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

•	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-33 of product supplement STOCK SUN-2.

Validity of the Notes

In the opinion of McGuireWoods LLP, as counsel to BAC, when the trustee has made an appropriate entry on Schedule 1 to the Master Registered Global Senior Note, dated March 30, 2012 (the “Master Note”) identifying the notes offered hereby as supplemental obligations thereunder in accordance with the instructions of BAC, and the notes have been delivered against payment therefor as contemplated in this Note Prospectus, all in accordance with the provisions of the Senior Indenture, such notes will be legal, valid and binding obligations of BAC, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and to equitable principles that may limit the right to specific enforcement of remedies, and further subject to 12 U.S.C. §1818(b)(6)(D) (or any successor statute) and any bank regulatory powers now or hereafter in effect and to the application of principles of public policy. This opinion is given as of the date hereof and is limited to the federal laws of the United States, the laws of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). In addition, this opinion is subject to the assumption that the trustee’s certificate of authentication of the Master Note has been manually signed by one of the trustee’s authorized officers and to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture, the validity, binding nature and enforceability of the Senior Indenture with respect to the trustee, the legal capacity of natural persons, the genuineness of signatures, the authenticity of all documents submitted to McGuireWoods LLP as originals, the conformity to original documents of all documents submitted to McGuireWoods LLP as photocopies thereof, the authenticity of the originals of such copies and certain factual matters, all as stated in the letter of McGuireWoods LLP dated March 30, 2012, which has been filed as an exhibit to BAC’s Registration Statement relating to the notes filed with the SEC on March 30, 2012.

Autocallable Market-Linked Step Up Notes	TS-24

Autocallable Market-Linked Step Up Notes Linked to a Basket of 23 Common Equity Securities, due March 28, 2016

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

Autocallable Market-Linked Step Up Notes	TS-25